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Exhibit 10h

BENEFIT EQUALIZATION PLAN

OF

BRISTOL-MYERS SQUIBB COMPANY AND ITS SUBSIDIARY OR
AFFILIATED CORPORATIONS PARTICIPATING IN THE
BRISTOL-MYERS SQUIBB COMPANY SAVINGS AND INVESTMENT PROGRAM

(as amended and restated effective as of January 1, 1996)

I.
The purpose of this plan is to provide benefits for certain employees participating in the Bristol-Myers Squibb Company Savings and Investment Program ("Savings and Investment Program" or "Program") whose funded benefits are or will be limited by application of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Internal Revenue Code of 1986, as amended (The "Code"). The Plan is intended to be an "excess benefit plan" as that term is defined in Section 3 (36) of ERISA with respect to those participants whose benefits under the Program have been limited by Section 415 of the Code, and a "top hat" plan meeting the requirements of Sections 201 (2), 301 (a) (3), 401 (a) (1) and 4021 (b) (6) of ERISA with respect to those participants whose benefits under the Program have been limited by Section 401 (a) (17) of the Code. This plan is a continuation and successor plan to the Bristol-Myers Company and Its Subsidiary of Affiliated Corporations Participating in the Bristol-Myers Company Savings and Investment Program, as in effect on January 1, 1991 and as amended thereafter (the "Prior Plan"). All amounts accrued under the Prior Plan continue to be accrued under this plan.

II.
Administration of the Plan

  The Savings Plan Committee (the "Committee") appointed by the Board of Directors of Bristol-Myers Squibb Company (the "Company") to administer the Savings and Investment Program shall also administer this Plan. The Committee shall have full authority to determine all questions arising in connection with the Plan, including its interpretation, may adopt procedural rules, and may employ and rely on such legal counsel, such actuaries, such accountants and such agents as it may deem advisable to assist in the administration of the Plan. Decisions of the Committee shall be conclusive and binding on all persons.

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III.
Participation in the Plan

  Each participant in the Savings and Investment Program who is employed by a corporation participating in the Program (hereinafter referred to as a "participating employer" which term also includes the Company) shall be eligible to participate in this Plan whenever (a) the allocation to his account under the Savings and Investment Program, as from time to time in effect, would exceed the limitations on benefits and contributions imposed by Section 415 of the Code calculated from and after September 2, 1974 or (b) amounts of his compensation would be excluded from his "Annual Benefit Salary or Wages" determined under the Program by reason of the application of Section 401 (a) (17) of the Code.

IV.
Equalization Benefits Related to the Savings and Investment Program

A.
A participant shall be entitled to equalization benefits under this Plan only for those plan years in which (a) he had elected to have a percentage of his Annual Benefit Salary or Wages contributed on his behalf to the Program and (b) he also has in effect an election, made prior to the year with respect to which such contributions relate, to defer a like percentage of his Annual Benefit Salary or Wages and to have such amount credited to this Plan in the manner described in paragraphs B and C of this Article IV.

B.
The participating employer that employs a participant meeting the requirements of paragraph A for a plan year shall credit, or shall cause to be credited, a book account to record the amount of such participant's Annual Benefit Salary or Wages that he had elected to have credited to this Plan, commencing at the time such participant is precluded from having additional contributions made to his accounts under the Savings and Investment Program because of this limitations of Section 415 of the Code, and continuing through the end of the plan year. Such participating employer shall also credit, or cause to be credited, a book account to record the amount of "Employing Company contributions", if any, that would have been contributed on such participant's behalf for such plan year to the Program pursuant to the terms of the Program had the amount of the participant's Annual Benefit Salary or Wages credited pursuant to this paragraph B been instead contributed to the Program.

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  C.
  The participating employer that employs a participant meeting the requirements of paragraph A for a plan year shall also credit, or cause to be credited, a separate book account to record the amount of such participant's Annual Benefit Salary or Wages that he has elected to have credited to this Plan, commencing at the time such participant is precluded from having additional contributions made to his accounts under the Savings and Investment Program because of the limitations of Section 401 (a) (17) of the Code, and continuing until the end of the plan year or, if sooner, the time amounts begin to be credited to the participant's book account under the Plan year. No participant may earn credits under both this paragraph C and under paragraph B at the same time; whenever possible, credits shall be made pursuant to paragraph B prior to this paragraph C. Such participating employer shall also credit, or cause to be credited, a book account to record the amount of "Employing Company contributions", if any, that would have been contributed on such participant's behalf for such plan year to the Program pursuant to the terms of the Program had the amount of the participant's Annual Benefit Salary or Wages credited pursuant to this paragraph C been instead contributed to the Program.

  D.
  The election to have amounts credited to the Plan may be suspended at the participant's option during any period of time that the participant establishes to the satisfaction of the Committee that he is undergoing a financial hardship as defined in Article VI of this Plan.

  E.
  Prior to October 1, 1994, each participant shall be given the opportunity to elect to have credits to his account made on or after October 1, 1994 deemed to be invested in any one or a combination of the investment funds being offered under the Savings and Investment Program on and after October 1, 1994, (other than the Company Stock Fund) in 1% increments. In the event a participant fails to make such an election, all such credits shall be deemed to be invested in the investment funds as determined by the Committee to be most closely resembling the investments funds the participant had elected with respect to the credits to Account made prior to October 1, 1994; provided, however, that where a participant's existing investment directions had allocated one-third (33 1/3%) of his Account to each of the three investment funds in existence on September 30, 1994 (other than the Company Stock Fund), the equivalent allocation shall be deemed to be 33%, 33% and 34%, with 34% allocated to the least volatile investment fund (as determined by the Committee) which most closely resembles the least volatile investment fund which the participant had elected prior to October 1, 1994.

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    Effective as of the close of business on September 30, 1994 (or as soon as practicable thereafter), each participant's book account shall be revalued as if the credits to his account representing a type of investment under the Plan was reduced to cash (other than any credits representing a deemed investment in the Fixed Income Fund) and reinvested in such investment fund or funds being offered on and after October 1, 1994 under the Savings and Investment Program (other than the Company Stock Fund) as determined by the Committee to most closely resemble the respective investment fund in which such credits were deemed invested prior to October 1, 1994.

    On and after October 1, 1994, on any business day the participant may, pursuant to telephonic notification with the administrative agent of the Committee (the "Administrative Agent"), (i) elect to have future credits deemed to be invested, in 1% increments, among such funds established under the Savings and Investment Program, other then the Company Stock Fund, effective as of the first day of the next payroll period (or as soon as practicable thereafter) and (ii) elect that the credits to his account under this Article IV representing any type of investment under this Article IV representing any type of investment under the Plan be deemed to be reduced to cash (in 1% increments) and that such deemed cash be invested in such other funds which the participant shall designate in such election, effective as of the next business day (or as soon as practicable thereafter). Notwithstanding the foregoing, no election under clause (ii) above with respect to credits accrued prior to October 1, 1994 will be accepted during the period beginning on September 27, 1994 and ending on or about November 30, 1994 (or as soon as practicable thereafter). Any investment election given by a participant shall continue in effect until changed by the participant. To the extent a participant makes no election, all such credits shall be deemed to have been invested in the same manner and in the same proportion as elected by the participant with respect to allotments credited to his account under the Savings and Investment Program (and any changes in such investment elections), except that any election (or change in election) to invest in the Company Stock Fund shall not be honored and such credits shall be deemed invested in equal amounts in such other funds unless the participant has not elected to have any amounts invested in such other funds, in which case such credits shall be deemed invested in the Fixed Income Fund established under such Program. Such book accounts shall be revalued each business day as if they had been so invested.

    For purposes of this Plan, "telephonic notification" shall include any form of communication acceptable to the Administrative Agent, including, telephone, telegraph, satellite or other wireless communication. A "business day" shall mean any day the New York Stock Exchange is open for business.

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  F.
  Each participating employer shall distribute to each participant in this Plan employed by it for whom it maintains book accounts or his beneficiary designated under this Plan or, if no such designation is made, under the Savings and Investment Program, upon the termination of employment of such participant an amount in cash equal to (i) the value of his book accounts attributable to credits to his account respecting allotments and deemed earnings and appreciation thereon and (ii) the same percentage of the value of his book accounts attributable to the deemed contributions of the participating employer as the percentage of his account balance under the Savings and Investment Program which is vested at the time of termination of his employment less (iii) the amount of any distribution for financial hardship made pursuant to Section VI (the participant's "Account Balance").

    Distribution to participants terminating employment on or after April 1, 1995, who, as of the date of termination, have not attained age 55 with 10 or more years of service, shall be paid in the form of a single lump sum payment.

    Distribution to participants terminating employment on or after April 1, 1995, who as of the date of termination, have attained age 55 with 10 or more years of service, shall be paid in the form of a single lump sum payment unless, in any calendar year prior to the participant's termination of employment, but not less than 90 days prior to such termination, such participant irrevocably elects, in writing, to receive such distribution at a later date or in annual installments over a period of 2 to 15 years consisting of an amount approximately equal to his Account balance divided by the number of installments then remaining (including the installment in question) each year payable commencing as of the end of the month designated for commencement of such payment and as of the month designated for commencement of such payment and as of the end of the same month in each year thereafter until payment of all such installments is made (the "Installment Method").

    Distribution to participants whose employment terminated prior to April, 1995, shall be paid in the same form and at the same time as the participant's benefit under the Savings and Investment Program is payable (utilizing, if applicable, the same actuarial assumptions used to compute the participant's Savings and Investment Program benefit payments or such other assumptions as may be determined by the Committee from time to time); provided, however, that such form of distribution is either a lump sum payment or the Installment Method, which election must be made in the calendar year prior to, but not less than 90 days prior to, the date such lump sum is to be paid or such installments shall commence.

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    Notwithstanding the foregoing, where the participant's Account Balance on the date of his termination of employment (if termination occurs on or after April 1, 1995), or on the date of distribution as elected by the participant (if termination occurs prior to April 1, 1995) does not exceed $15,000, the participant or his beneficiary shall receive payment of such Account Balance in the form of a single lump sum payment.1

V.
Designation of Beneficiaries in the Event of Death

  A participant may designate a beneficiary or beneficiaries to receive all or part of the amount in his account in case of his death if such beneficiary or beneficiaries shall be living at the time of his death; provided, however, that if the participant has elected to have his benefit under the Savings and Investment Program paid in the form of a "qualified joint and survivor annuity", then the participant's beneficiary shall be his spouse. A participant may, subject to the preceding sentence, change or revoke a designation of beneficiary and such designation, change or revocation shall be on a form to be provided for the purpose and shall be signed by the participant and delivered to his employing corporation prior to his death. In case of the death of the participant, the amount in his account with respect to which a designation of beneficiary has been made (to the extent it is valid and enforceable under applicable law) shall be distributed in accordance with this Plan to the surviving designated beneficiary or beneficiaries. The amount in the participant's account distributable upon death and not subject to such a designation, or if no beneficiary shall be living at the time of the participant's death, shall be distributed following his death to the person or persons in the first of the following classes of successive preference:

    1.
    The participant's surviving spouse.

    2.
    To such one or more of the participant's surviving children as the Committee shall determine and in such proportions as the Committee determines.

    3.
    The participant's surviving parents, equally.

    4.
    To such one or more of the participant's surviving brothers and in such proportions as the Committee determines.

    5.
    The participant's executors or administrators.

  Payment to one or more of such persons shall completely discharge the Plan with respect to the amount so paid. Notwithstanding the above, if the participant has designated a beneficiary under the Savings and Investment Program shall be

1
Subsection F is effective 4/1/94.

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  deemed a designation for purposes of this Plan unless a separate beneficiary designation is made under this Plan in accordance with the foregoing.

VI.
Distribution for Financial Hardship

  If a participant shall establish to the satisfaction of the Committee in accordance with principles and procedures established by the Committee which are applicable to all persons similarly situated that a withdrawal to be made by him pursuant to this Article VI is to be made by reason of an extreme financial hardship, the participating employer shall distribute to the participant the amount necessary to meet such financial hardship but not more than the value credited to his book accounts under Article IV hereof.

VII.
Miscellaneous

  This Plan may be terminated at any time by the Board of Directors of the Company, in which event the rights of participants to their book accounts established under this plan shall become non-forfeitable. The Company or any participating employer may terminate this Plan with respect to its employees participating in the Saving and Investment Program, in which event the rights of participants to their book account established under this Plan and payable by such terminating corporation shall become non-forfeitable.

  If the Plan is terminated, no distribution shall be made to a participant or beneficiary, which is attributable to the termination during the 90-day period following such termination. Thereafter, providing the Company is not subject to an insolvency or bankruptcy proceeding, all amounts then accrued on behalf of a participant shall be distributed to him (or his beneficiary), within 60 days after the expiration of such 90-day period. If the Company is subject to an insolvency or bankruptcy proceeding, distribution of such amounts shall be suspended to the pendency of such proceeding.

  No right to payment or any other interest under this Plan may be alienated, sold, transferred, pledged, assigned, or made subject to attachment, execution, or levy of any kind.

  Nothing in this Plan shall be construed as giving any employee the right to be retained in the employ of any participating employer. Each participating employer in the Plan expressly reserves the right to dismiss any employee at any time without regard to the effect, which such dismissal might have upon him under the Plan.

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  This Plan may be amended at any time by the Board of Directors of the Company, except that no such amendment shall deprive any participant of the amount then credited to his book account established under this Plan.

  Benefits payable under this Plan shall not be funded and shall be made out of the general funds of the participating employers or any grantor trust established by the Company for this purpose. The participating employers shall not be required to segregate any contributions made by participants under this Plan. They shall become a part of the general funds of the participating employers. To the extent that a grantor trust if established by the Company, the Committee may from time to time reserve unto itself the right to vote any shares of equity securities or mutual funds held in any investment fund thereunder or may permit such other Committee, or Investment Manager or Managers as it may designate to exercise such responsibility.

  This Plan shall be construed, administered and enforced according to the substantive internal laws (and not the conflict of laws provisions) of the State of New York.

VIII. Effective Date

  This amended and restated Plan shall be effective as of January 1, 1996 upon its approval by a proper officer of the Company as authorized by the Bristol-Myers Squibb Company Savings Plan Committee at a meeting held on the 29th of November, 1994.

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BENEFIT EQUALIZATION PLAN OF BRISTOL-MYERS SQUIBB COMPANY AND ITS SUBSIDIARY OR AFFILIATED CORPORATIONS PARTICIPATING IN THE BRISTOL-MYERS SQUIBB COMPANY SAVINGS AND INVESTMENT PROGRAM (as amended and restated effective as of January 1, 1996)